Exhibit 11.1

                                      COMPUTATION OF EARNINGS PER SHARE


                                                        Three Months Ended              Six Months Ended
                                                             June 30,                       June 30,
                                                    -------------------------      -------------------------
                                                        2002          2001             2002          2001
                                                    -----------    ----------      -----------    ----------
                                                         (In thousands, except share and per share data)
Average common shares outstanding...........         15,698,542     8,912,501       15,538,832     8,868,572
Average common stock equivalents of
   options outstanding - based on the
   treasury stock method using market
   price....................................            391,405        65,199          343,356        63,803
                                                    -----------    ----------      -----------    ----------
Average diluted common shares outstanding...         16,088,947     8,977,700       15,882,188     8,932,375
                                                    ===========    ==========      ===========    ==========

Net income..................................        $     5,080    $    2,804      $     9,710    $    5,365

Basic earnings per common share.............               0.32          0.31             0.62          0.60

Diluted earnings per common share...........               0.32          0.31             0.61          0.60



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